Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endeavour International Holding B.V.:

We consent to the use of our report dated January 24, 2013,  except as to Note 2 and Note 11, which is as of March 18, 2013, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Endeavour International Holding B.V. for the year ended December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas
March 17, 2014